March 12, 2008

TRUSTEE:	DEPOSITOR:
LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attn: Global Securities and Trust Services
ML-CFC Commercial Mortgage Trust 2007-6,
Commercial Mortgage Pass-Through
Certificates, Series 2007-6

Merrill Lynch Mortgage Investors, Inc. c/o Global Commercial Real Estate 4 World Financial Center, 16th Floor 250 Vesey Street New York, New York 10080 Attn: David M. Rodgers
RATING AGENCIES: Moody’s Investors Service, Inc. 7 World Trade Center 250 Greenwich Street, 25th Floor New York, NY 10007 Attn: Tracey Ferguson
Merrill Lynch Mortgage Investors, Inc.
c/o Global Commercial Real Estate
4 World Financial Center, 16th Floor
250 Vesey Street
New York, New York 10080
Attn: Director of CMBS Securitizations and
General Counsel for Global Commercial
Real Estate in the Office of the General Counsel

MASTER SERVICER:
Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, North Carolina 28262-1075
Re: ML-CFC
Commercial Mortgage Trust 2007-6, Commercial
Mortgage Pass-Through Certificates, Series
2007-6

RE: ML-CFC 2007-6 Officer’s Certificate

Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement (“Agreement”) for the above-mentioned CMBS pool, CWCapital Asset Management LLC (“CWCAM”), in its capacity as Special Servicer, is providing this Officer’s Certificate with respect to the following:

(A)	a review of CWCAM’s activities during the period 10/18/2007-12/31/2007 and of CWCAM’s performance under this Agreement has been made under my supervision; and

701 13th Street, NW, Suite 1000, Washington, DC 20005
www.cwcapital.com

(B)	to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B. Iannarone
David B. Iannarone
Managing Director